Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR MARCH

      Dallas, Texas, March 3, 2005 - Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.20350 per unit, payable on March 29, 2005, to unit holders of record on March 15, 2005.

      Due to the timing of the end of the month of February, approximately $171,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Approximately $896,000 was received on March 1, 2005.

      This distribution reflects primarily the oil production for December 2004 and the gas production for November 2004. Preliminary production volumes are approximately 24,745 barrels of oil and 362,256 mcf of gas. Preliminary prices are approximately $38.34 per barrel of oil and $6.14 per mcf of gas.

      As of March 7, 2005, all tax information for the 2004 tax year should be in the mail. In most cases, the information is being mailed directly to unit holders of the Trust. To access the 2004 Tax Information Booklet and other information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.365.6541